                                                                Exhibit 4.2

                            STOCK PURCHASE AGREEMENT


       This Stock Purchase Agreement (the "Agreement") is dated this 24th day of January, 1997, by and between Grubb & Ellis Company, a Delaware corporation (the "Company"), and Archon Group. L.P., a Delaware limited partnership (the "Purchaser").

       RECITAL:

       The Company desires to sell to the Purchaser 2,500,000 shares of the Company's Common Stock, $0.01 par value per share (the "Purchased Shares"), for a purchase price of $4.50 per Purchased Share and an aggregate consideration of $11,250,000, on the terms and subject to the conditions set forth herein.

       In consideration of the foregoing, the Purchaser and the Company agree as follows:

I.     PURCHASE OF PURCHASED SHARES

       At the Closing (as described in Section VII(A) of this Agreement), and subject to the conditions set forth in Section VII(B) and VII(C) of this Agreement, the Purchaser shall purchase the Purchased Shares for the Company at a purchase price of $4.50 per Purchased Share. Such purchase price shall be paid by wire transfer in immediately available funds to a bank account designated by the Company.

II.    PURCHASER ACKNOWLEDGMENTS

       A. Purchaser understands and acknowledges that: (i) no federal or state agency had made any finding or determination as to the fairness of this offering for investment, nor any recommendation or endorsement of the Purchased Shares;
(ii) the Purchased Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or, any applicable state securities laws, are being offered and sold to the Purchaser pursuant to an exemption from such registration laws, and the Purchased Shares cannot be sold by the Purchaser unless subsequently registered under the Securities Act and such state laws or, in the opinion of counsel for the Company, an exemption for such registration is available; (iii) except as set forth in the Registration Rights Agreement described in Section VII(B)(viii) below, such registration under the Securities Act and such state laws is unlikely at any time in the future; and (iv) except pursuant to the Registration Rights Agreement described in Section VII(B)(viii) below, the Company is not obligated to file a registration statement under the Securities Act.

       B. Purchaser (i) is acquiring the Purchased Shares for investment for its own account and not with a view to distribution or resale, (ii) has not subdivided the Purchased Shares with, nor is it holding all or any portion of the Purchased Shares, for any other person, (iii) does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Purchased Shares, (iv) agrees not to sell, hypothecate or otherwise dispose of all or any of the Purchased Shares unless the Purchased Shares have been registered under the Securities Act and applicable state securities laws or, in the opinion of counsel to the Purchaser (which opinion shall be provided to the Company), an exemption from the registration requirements of the Securities Act and such state laws is available, and (v) does not currently own any Common Stock of the Company.

       C. The Company has made available to the Purchaser and/or its professional advisers all documents that they have requested relating to an investment in the Company and has provided satisfactory answers to all of their questions concerning the business, management and financial affairs of the Company, the offering and an investment in the Company. The Purchaser understands that such discussions, as well as written information issued by the Company, were intended to describe certain aspects of the Company's business and prospects but were not a thorough or exhaustive description. Representatives of the Purchaser have visited, or have had the opportunity to visit, the Company's facilities.

       D. Purchaser recognizes that an investment in the Company involves a high degree of risk, and it has taken full cognizance of and understands all of the risk factors related to an investment in the Purchased Shares. Purchaser understands that it may lose its entire investment in the Purchased Shares.

       E. Purchaser understands and acknowledges that the Company is relying on representations, warranties and agreements made by the Purchaser to the Company herein and, thus, Purchaser hereby agrees to indemnify and hold harmless each of the Company, its affiliates and its present or future directors, officers, shareholders, partners, affiliates, agents, attorneys and employees (collectively, the "Company Indemnified Parties") from and against any and all losses, claims, damages, liabilities or expenses, including reasonable attorneys' fees (collectively, the "Losses"), which they or any of them may suffer, sustain or incur by reason of or in connection with any misrepresentation or breach of warranty or agreement made by the Purchaser under this Stock Purchase Agreement.

       F. Purchaser and the Company agree that, to the extent permitted by law, (i) the obligations imposed on Purchaser and the Company in this Agreement are special, unique and of an extraordinary character, and that in the event of a breach of this Stock Purchase Agreement by Purchaser or the Company, damages alone would not be an adequate remedy; and (ii) if Purchaser or the Company breach this contract, the non-breaching party shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity, without posting any bond.

       G. Purchaser acknowledges that the Purchased Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement without registration under the Securities Act subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, and the resale occurring not less than two years after a party had purchased and paid for the securities to be sold.

       H. Purchaser hereby represents and warrants to the Company as of the date hereof and as of the date of Closing, as follows: Purchaser:

            (i) is a limited partnership duly organized, validly existing, authorized to exercise all its partnership powers, rights, and privileges, and is in good standing in the State of Delaware;

            (ii) has all requisite partnership power and authority to own, lease and operate it properties and to carry on its business as now conducted and possesses all business licenses, franchises, rights and privileges material to the conduct of its business; and

            (iii) is registered to do business and is in good standing in all jurisdictions in which such registration is required, except where the failure to be so registered or in good standing would not have a material adverse effect on the Purchaser and its subsidiaries taken as a whole.

       I. The foregoing acknowledgments and the Purchaser's due diligence investigation are not intended, and shall not be construed, to limit or qualify the representations and warranties of the Company set forth herein.

III.   ACCREDITATION

       A. Purchaser hereby acknowledges that it is an "accredited investor" as that term is defined in Rule 501 promulgated pursuant to the Securities Act in that Purchaser is a corporation NOT formed for the specific purpose of investing in the Company, with total assets in excess of $5,000,000.

       B. Purchaser further represents that (i) its overall commitment to investments which are not readily marketable is not disproportionate to its net worth, and its investment in the Purchased Shares will not cause such overall commitment to become excessive; (ii) it has adequate net worth and means of providing for its current needs and to sustain a complete loss of investment in the Purchased Shares, and it has no need for liquidity in its investment in the Purchased Shares, (iii) it has such knowledge and experience in financial and business matters in general and in particular with respect to this type of investment that it is capable of evaluating the merits and risks of an investment in the Company, and (iv) it has evaluated and understands the risks and terms of investment in the Purchased Shares.

       C. The execution, delivery and performance by Purchaser of this Purchase Agreement will not result in any violation of and will not conflict with, or result in a breach of any of the terms of or constitute a default under, any provision of federal or state law to which Purchaser is subject, or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which Purchaser is a party or by which it is bound.

IV.    COVENANTS.

       A. BOARD REPRESENTATION. If and so long as the Purchaser owns at least 1,500,000 shares of the Company's Common Stock outstanding, (i) the Company shall use its reasonable efforts (subject to the fiduciary obligations of the Board of Directors of the Company to the Company's stockholders) to cause the Purchaser Nominee to be included in the slate of nominees recommended by such Board to the Company's stockholders for election as directors at each annual meeting of the stockholders of the Company and shall use its reasonable efforts to cause the election of such Purchaser Nominee, including soliciting proxies in favor of the election of such persons and (ii) in the event that any Purchaser Nominee elected to the Company's Board of Directors shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by such Board with a substitute Purchaser Nominee. As used in this section, the term "Purchaser Nominee" shall mean Todd Williams or any other person nominated by the Purchaser who is employed by the Purchaser or Goldman, Sachs & Co.

       B. FEES AND EXPENSES. All fees and expenses incurred in connection with the preparation of this Agreement and the transactions contemplated hereby will be paid by the party incurring the same.

       C. PUBLICITY. The Company will seek the approval of the Purchaser before making any public announcement respecting the nature of the relationship between the Company and the Purchaser, which approval will not be unreasonably withheld, subject to the Company's obligations under applicable law and stock exchange policy.

       D. FURTHER ASSURANCES. The Company and the Purchaser agree that, from time to time after the Closing Date, each of them will execute and deliver or cause the execution and delivery of such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to carry out the purposes and intents of this Agreement.

V.     COMPANY REPRESENTATIONS

       The Company hereby represents and warrants to the Purchaser as of the date hereof and as of the date of the Closing as follows:

       A.   Corporate Organization and Authority. The Company:

            (i) is a corporation duly organized, validly existing, authorized to exercise all its corporate powers, rights and privileges, and in good standing in the State of Delaware;

            (ii) has all requisite corporate power and corporate authority to own, lease and operate it properties and to carry on its business as now conducted and possesses all business licenses, franchises, rights and privileges material to the conduct of its business;

            (iii) is qualified as a foreign corporation and is in good standing in all jurisdictions in which such qualification is required, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole; and

            (iv) has made available or delivered to the Purchaser a true, complete and correct copy of its Certificate of Incorporation and By-laws and any shareholder agreements of which the Company is aware, each as amended to date, and each of which so delivered is in full force and effect.

       B.   Capitalization

            (i) As of January 15, 1997, the authorized and outstanding capital stock of the Company consists solely of:

               (a) Preferred Stock. 1,000,000 shares of Preferred Stock authorized, of which none are issued or outstanding.

               (b) Common Stock. 25,000,000 shares of Common Stock authorized, of which 16,949,019 shares are issued and outstanding. All such issued and outstanding shares of Common Stock have been duly authorized and validly issued (including, without limitation, issued in compliance with all applicable federal and state securities laws), have been approved for listing on the New York Stock Exchange and are fully paid and nonassessable.

            (ii) Other Securities. In addition to the Common Stock, as of January 15, 1997, the Company had outstanding warrants, options and stock appreciation rights to purchase 3,197,099 shares of the Company's Common Stock. All such issued and outstanding warrants and options have been duly authorized and validly issued (including, without limitation, issued in compliance with all applicable federal and state securities laws). Other than as set forth in this paragraph (ii), there are no shares of capital stock or other securities of the Company (i) reserved for issuance (other than shares issuable under employee or director benefit plans) or (ii) subject to preemptive rights or any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or other instruments outstanding or in effect giving any Person the right to acquire any shares of capital stock or other securities of the Company or any commitments of any character relating to the issued or unissued capital stock or other securities of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or any other securities that are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, Governmental Entity (as defined below), joint venture, estate, trust, association, organization or other entity of any kind or nature.

            (iii) The Company shall on the Closing Date convey to the Purchaser all of the legal and beneficial ownership in and to the Purchased Shares, free and clear of all liens, encumbrances or third party rights.

       C. Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of all obligations under this Agreement, and for the issuance and delivery of the Purchased Shares has been taken, and this Agreement constitutes a legally binding, valid obligation of the Company enforceable in accordance with its terms.

       D. Validity of the Securities. The Purchased Shares, when issued, sold and delivered in accordance with the terms and for the consideration expressed in this Agreement, shall be duly authorized and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws assuming the accuracy of the Purchaser's representations herein), fully-paid, nonassessable, and neither the Company nor the holder thereof shall be subject to any preemptive or similar right with respect thereto.

       E. No Conflict with other Instruments. The execution, delivery and performance of this Agreement will not contravene, result in any violation of, be in conflict with, constitute or result in a breach or default under, result in the acceleration of the Company's obligations or in the creation of any lien under, or cause or require the cancellation, termination or modification of (with or without the passage of time or the giving of notice or both): (i) any provision of the Company's certificate of incorporation or by-laws; (ii) any provision of any judgment, decree or order to which the Company is a party or by which it or any of its assets is or may be bound; (iii) any lease, instrument, mortgage, indenture, contract, license, permit, note or other obligation or commitment to which the Company is a party or by which it is or may be bound; or
(iv) any law, statute, rule or governmental regulation applicable to the Company, except in the case of clauses (ii), (iii) and (iv) for any such violation, conflict or default which would neither, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole nor prevent the Company from performing its obligations under this Agreement in any material respect.

       F. Securities Act. Subject to the accuracy of the Purchaser's representations herein, the offer, sale and issuance of the Purchased Shares constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.

       G. Registration Rights. Except for the registration rights set forth in the Registration Rights Agreement defined in Section VII(B)(viii), and in the Registration Rights Agreement among Warburg, Pincus Investors, L.P. ("Warburg"), Joe F. Hanauer, C. Michael Kojaian, Mike Kojaian and Kenneth J. Kojaian (collectively, the "Kojaians"), and the Company, dated December 11, 1996, and except for the Company's obligation to register securities on Form S-8, at the Closing the Company will be under no contractual obligation to register under the Securities Act any of its presently outstanding securities.

       H. Consents and Approvals. Except for any filings required to be made with the SEC, state securities regulators or the stock exchanges on which the Company's Common Stock is listed, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, declarations, permits, expiration of any applicable waiting periods or authorizations required to be obtained by the Company from any Governmental Entity in connection with the execution or delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated herein. As used in this Agreement, the term

"GOVERNMENTAL ENTITY" shall mean any foreign, federal, state, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, department or official thereof).

       I. No Subsidiaries. The Company has no subsidiaries other than those listed in Exhibit A.

       J. SEC Reports. The Company has filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act after December 31, 1995 (collectively, the "SEC Reports"); and the Company has furnished Purchaser copies of its Annual Report on Form 10-K for the fiscal year ended June 30, 1996, and all proxy statements and reports under Section 13 of the Exchange Act filed by the Company after such date, each as filed with the Commission. Each SEC Report at the time of filing was in compliance in all material respects with the requirements of its respective report form and did not on the date of filing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

       K. Financial Statements. The financial statements (including any related schedules and/or notes) included in the SEC Reports have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently followed (except as indicated in the notes thereto) throughout the periods involved and fairly present in all material respects the consolidated financial condition, results of operations and changes in the financial position of the Company and its subsidiaries as of the dates thereof and for the periods ended on such dates (in each case subject, as to interim statements, to changes resulting from year-end adjustments (none of which will be material in amount or effect)), and, to the best of the Company's knowledge, the Company has no material liabilities, contingent or otherwise (whether or not such liabilities are required to be disclosed in accordance with GAAP) not reflected in the balance sheet as of September 30, 1996, included in the SEC Reports or otherwise disclosed to the Purchaser in writing prior to the execution by the Purchaser of this Agreement, other than any such liabilities incurred in the ordinary course of business since September 30, 1996. To the best of the Company's knowledge, there has been no material adverse change in the business, condition or operations (financial or otherwise) of the Company and its subsidiaries taken as a whole from that set forth in the balance sheet as of September 30, 1996, included in the SEC Reports other than changes referred to in the SEC Reports or otherwise disclosed to Purchaser in writing prior to the execution by Purchaser of this Agreement.

       L. Disclosure. There is no fact known to the Company which the Company has intentionally not disclosed to the Purchaser in writing which materially

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affects adversely or, so far as the Company can now reasonably foresee, will materially affect adversely the properties, business, or financial condition of the Company and its subsidiaries taken as a whole or the ability of the Company to perform this Agreement, the Registration Rights Agreement or its obligations in respect of the Purchaser.


VI.    SURVIVAL AND INDEMNIFICATION

            6.1. Survival of Representations and Warranties. No action or claim resulting from breaches of the representations and warranties of any of the parties hereto shall be brought or made unless, prior to August 15, 1998, the action or claim shall have been the subject of a good faith written notice from either party hereto to the other party which notice specifies in reasonable detail the nature of the claim and identifies the representation or warranty alleged to have been breached.

            6.2. Indemnification by the Company. From and after the Closing Date, the Company agrees to indemnify and hold harmless the Purchaser, its affiliates and each of its present and former directors, officers, shareholders, partners, affiliates, attorneys, employees and agents (collectively, the "PURCHASER INDEMNIFIED PARTIES") from and against any and all Losses, which they or any of them may suffer, sustain or incur by reason of or in connection with any misrepresentation or breach of warranty or agreement made by the Company under this Stock Purchase Agreement.

            6.3. Third Party Claims. If a third party claim is made against a Company Indemnified Party or a Purchaser Indemnified Party (the "INDEMNIFIED PARTY"), and if such Indemnified Party intends to seek indemnity with respect thereto under this Section VI or Section II(E), such Indemnified Party must promptly notify Purchaser or the Company, as the case may be (an "INDEMNIFYING PARTY") of such claim, but any failure to give such notice shall not relieve the Indemnifying Party from any liability it may have to such Indemnified Party under this Agreement. The Indemnifying Party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; PROVIDED that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party. The Indemnified Party shall not pay or settle any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim. If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to such Indemnified Party of an unconditional release from all liabilities with respect to such claim.


VII.   CLOSING AND CONDITIONS TO CLOSING

       A. The closing of the purchase and sale of the Purchased Shares shall take place at the offices of Grubb & Ellis Company, 2215 Sanders Road, Northbrook, IL 60062, on January 24, 1997 at 4:00 p.m. or at such other place and time as the Company and the Purchaser mutually agree (which date, time and place are designated the "Closing"). At the Closing, the Purchaser shall pay the purchase price as specified in Article I and the Company shall thereafter promptly issue to the Purchaser a certificate registered in the Purchaser's name representing the Purchased Shares, which will contain appropriate restrictive legends. From time to time following the closing, the Company will remove such restrictive legends upon request of Purchaser, provided that the restrictions described in such legends are no longer applicable and the Purchaser has provided the Company with an opinion of counsel satisfactory to the Company that the conditions to the termination of such restrictions have been met.

       B. The Purchaser's obligation to purchase the Purchased Shares shall be subject to the occurrence of the following at or prior to the Closing:

            (i) A Purchaser Nominee shall have been elected to the Board of Directors of the Company to a term expiring at the next annual meeting of Stockholders of the Company.

            (ii) The representations and warranties of the Company contained in Article V shall be true in all material respects on and as of the Closing with the same effect as if made on and as of the Closing.

            (iii) The Company shall have complied with all state securities or Blue Sky laws applicable to the offer and sale of the Purchased Shares to the Purchaser.

            (iv) All corporate and legal proceedings taken by the Company in connection with the transactions contemplated by this Agreement and all documents relating to such transactions shall be reasonably satisfactory to the Purchaser and its counsel. The Company shall have delivered to the Purchaser a certificate dated as of the Closing, signed by the Company's President, certifying that the conditions set forth in Article VII(B) have been satisfied.

            (v)     Purchaser shall have received the following:

                    (a) Copies of resolutions of the Board of Directors of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of this Agreement and the other documents and instruments to be delivered pursuant hereto; and

                    (b) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Purchaser or its counsel may reasonably request.

            (vi) Purchaser shall receive a copy of the opinions of counsel for the Company, which are delivered to the New York Stock Exchange in connection with this transaction, which Purchaser may rely on.

            (vii) Warburg, the Kojaians shall have executed and delivered an agreement in favor of the Purchaser in the form attached herewith as Exhibit B.

            (viii) The Company and the Purchaser shall have entered into a Registration Rights Agreement substantially in the form of Exhibit C hereto.

       C. The Company's obligation to sell the Purchased Shares to the Purchaser shall be subject to the occurrence of the following at or prior to the
Closing:

            (i) The representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing with the same effect as if made on and as of the Closing.

            (ii) Purchaser shall have complied with all state securities or Blue Sky laws applicable to the offer an sale of the Purchased Shares to the Purchaser.

            (iii) All individual and legal proceedings taken by the Purchaser in connection with the transactions contemplated by this Agreement and all documents relating to such transactions shall be reasonably satisfactory to the Company and its counsel. The Purchaser shall have delivered to the Company a certificate dated as of the Closing, certifying that the conditions set forth in
Article VII(C) have been satisfied.

            (iv) The Company shall have received such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company or its counsel may reasonably request.

VIII.   MISCELLANEOUS

       A. The provisions of this Agreement shall survive the issuance of the Purchased Shares and continue in full force and effect.

       B. This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of this State of Delaware without regard to its conflicts of laws provisions. This Agreement and the rights, powers and duties set forth herein shall be binding upon the Purchaser and its respective successors and assigns and shall inure to the benefit of the Company, and its successors and assigns. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof. The unsuccessful party in any dispute arising out of or related to this Agreement shall pay the costs, expenses and reasonable attorneys' fees of the successful party.

       C. Neither the Company nor the Purchaser has engaged any brokers, finders or agents, and neither party will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

       D. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or by facsimile with electronic confirmation, as follows:

       (a)  If to the Company:

            Grubb & Ellis Company
            2215 Sanders Road, 4th Floor
            Northbrook, IL 60018
            Attention: General Counsel

            facsimile number: (847) 753-9034

       (b)  If to the Purchaser:

            Archon Group, L.P.
            600 Las Colinas Blvd., Suite 1980
            Irving, TX 75039
            Attention: Ron Barger

            facsimile number: (972) 831-2377

            with a copy to:

            Archon Group, L.P.
            c/o Goldman, Sachs & Co.
            100 Crescent Court
            Dallas, TX  75201
            Attention:  Todd Williams

            facsimile number:  (214) 855-6305

            Sullivan & Cromwell
            125 Broad Street
            New York, New York 10004
            Attention:  Anthony Colletta

            facsimile number: (212) 558-3588

or to such other address or attention of such other person as either party shall advise the other party in writing. All notices and other communications given pursuant to this Agreement shall be deemed to have been given on the date of receipt.

       E. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the undersigned have executed this Agreement this 24th day of January, 1997.




ARCHON GROUP, L.P.,                     GRUBB & ELLIS COMPANY,
  a Delaware limited partnership        a Delaware corporation

By: Archon Gen-Par, Inc.,               By: /s/ Neil Young
 a Delaware corporation,                   --------------------------------
   its General Partner                         Neil Young
                                               President and CEO


By:   /s/ Todd Williams
   ---------------------------
       Todd Williams
       Vice President

                                                                       EXHIBIT A


                                                              STATE OF
 NAME AND TRADE NAMES (IF ANY)                                INCORPORATION

 Adams-Cates Company                                          Georgia

 Axiom Real Estate Management, Inc.                           Delaware

 Collective Services, Inc.                                    Pennsylvania

 Grubb & Ellis Affiliates, Inc.                               Delaware

 Grubb & Ellis Asset Services Company                         Delaware

 Grubb & Ellis Colorado, Inc.                                 California
      TRADE NAME:  Grubb & Ellis Company

 Grubb & Ellis Europe, Inc.                                   California

 Grubb & Ellis Mortgage Group, Inc.                           California

 Grubb & Ellis Mortgage Services, Inc.                        California
      TRADE NAME:  GEMS

 Grubb & Ellis New York, Inc.                                 New York
      TRADE NAMES:  James Felt Realty Services
                      Wm. A. White/Grubb & Ellis

 Grubb & Ellis Institutional Properties, Inc.                 California

 Grubb & Ellis of Nevada, Inc.                                Nevada

 Grubb & Ellis of Oregon, Inc.                                Washington

 Grubb & Ellis Realty Advisers, Inc.                          California

 Grubb & Ellis Services Corporation                           Florida

 Grubb & Ellis Southeast Partners, Inc.                       California

 G&E Investor Properties I, Inc.                              California

 G&E Investor Properties III, Inc.                            California

 G&E Investor Properties IV, Inc.                             California

 HSM Inc.                                                     Texas

 Leggat McCall/Grubb & Ellis, Inc.                            Massachusetts

 Montclair Insurance Company Ltd.                             Bermuda

 Oliver Realty, Inc.                                          Delaware

 The Schuck Commercial Brokerage Company                      Colorado

                                                              STATE OF
 NAME AND TRADE NAMES (IF ANY)                                INCORPORATION

 Wm. A. White/Grubb & Ellis Inc.                              New York

 Wm. A. White/Tishman East Inc.                               New York

 Axiom Real Estate Management of Colorado, Inc.               Colorado



SUBSIDIARIES OF HSM INC.

                                                              STATE OF
 NAME AND TRADE NAMES (IF ANY)                                INCORPORATION

 Henry S. Miller Financial Corporation                        Texas

 HSM Condominium Corporation                                  Texas

 HSM Real Estate Securities Corporation                       Texas

 Miller Capital Corporation                                   Texas

 Miller Real Estate Services Corporation                      Texas

                                                                       EXHIBIT B

                                                                January 24, 1997



                        [LETTERHEAD OF ARCHON GROUP L.P.]


[Inside Address of WPI
and the Kojaians]


Re:  Grubb & Ellis - Voting Agreement

Gentlemen:

            This letter shall confirm our understanding that, in connection with the $11,250,000 investment in Grubb & Ellis Company (the "Company") by Archon Group L.P. ("Archon"), Mike Kojaian, Kenneth J. Kojaian, C. Michael Kojaian (collectively, "the Kojaian Shareholders") and Warburg, Pincus Investors, L.P. ("WPI") and Archon (collectively, the "Shareholders") hereby agree to (i) vote all of the shares of common stock of the Company owned by such Shareholder, and
(ii) cause directors nominated by such Shareholder to vote to nominate directors, as follows:

            (i) if and so long as the Kojaian Shareholders, or any transferee owned or controlled by them that agrees to be bound by the terms of this letter agreement, beneficially owns 1,250,000 shares of the Company's common stock, for a director nominee selected by a majority of the Kojaian Shareholders, who shall be a Kojaian Shareholder or an officer or partner of any entity owned or controlled by any of the Kojaian Shareholders, to be nominated and elected to the Company's Board of Directors;

            (ii) if and so long as WPI beneficially owns 5,059,169 shares of the Company's common stock, for those nominees designated by WPI, who shall be officers of WPI or any of its venture banking affiliates, to be nominated and elected to the Company's Board of Directors; and

            (iii) if and so long as Archon beneficially owns 1,250,000 shares of the Company's common stock, for a director nominee designated by Archon who shall be an employee of Archon, Goldman, Sachs & Co. or an affiliate thereof, to be nominated and elected to the Company's Board of Directors.

            None of the Shareholders shall enter into any other voting arrangement or proxy whereby its voting rights would be vested in any other party, except if such party agrees to be bound by the above.

            In the event that all directors nominated by any of WPI, the Kojaian Shareholders, or Archon either resign or decline to be nominated for reelection and no other nominees are nominated by such Shareholder or such Shareholder fails to nominate any director or directors for election (a "Terminated Shareholder"), then (i) the rights and obligations of such Terminated Shareholder under this Agreement shall terminate with respect to such Terminated Shareholder and (ii) each remaining Shareholder shall have no obligation hereunder toward or with respect to such Terminated Shareholder or its nominees.

            This Agreement may only be varied by an instrument in writing, and shall be governed under the laws of the State of Delaware.

            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

             Please countersign one copy indicating your agreement to the above.

                              Sincerely,


                              Todd Williams
                              Archon Gen-Par, Inc.



ACCEPTED AND AGREED

WARBURG, PINCUS INVESTORS, L.P.:


------------------
Warburg, Pincus & Co.
By:
Name:
Title:



KOJAIAN SHAREHOLDERS:


------------------
By: Mike Kojaian


------------------
By: Kenneth J. Kojaian


------------------
By: C. Michael Kojaian

                                                                       EXHIBIT C